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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Lycos, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of Lycos, Inc. of our reports dated August 17, 1999 and January 4, 2000, relating to the balance sheets of Lycos, Inc. as of July 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended July 31, 1999, which report appears in the annual report on Form 10-K, as supplemented by the current report on Form 8-K/A filed January 4, 2000, of Lycos, Inc.



                                             /s/ KPMG LLP
                                             -----------------------------------
                                             KPMG LLP


Boston, Massachusetts
August 16, 2000